Exhibit T3A.46

CERTIFICATE OF INCORPORATION

OF

METRO NETWORKS SERVICES, INC.

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST: The name of the corporation (the “Corporation”) is Metro Networks Services, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares which the Corporation shall have the authority to issue is 1000 shares. All such shares shall have $.01 par value.

FIFTH: The name and mailing address of the incorporator is David P. Steiner, 400 Poydras Street, Suite 2800, New Orleans, Louisiana 70130-3245. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation, and the first director of the Corporation shall be David I. Saperstein, with an address of 3525 Sage Street, #1709, Houston, Texas 77051, to serve until the first annual meeting of shareholders or until his successor has been elected and qualified.

SIXTH: To the full extent permitted by the General Corporation Law of the State of Delaware, including, without limitation, Section 102(b)(7), or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 06:30 PM 06/29/1998 981253129 – 2915015

SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, benefit plan or other enterprise (including the heirs, executors, administrators and estate of such person), may be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware and/or any other applicable laws as presently or hereafter in effect and as set forth in the by-laws of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional by-laws and may alter, amend or repeal any by-law whether adopted by them or otherwise. The Corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinabove named, does hereby execute this Certificate of Incorporation this 29th day of June, 1998.

/s/ David P. Steiner
David P. Steiner, Incorporator